FOR IMMEDIATE RELEASE

AMERICA FIRST APARTMENT INVESTORS, INC. BOARD OF DIRECTORS
AUTHORIZES EXPLORATION OF STRATEGIC ALTERNATIVES TO ENHANCE SHAREHOLDER VALUE

OMAHA, April 2, 2007—America First Apartment Investors, Inc. (NASDAQ: APRO), a real estate investment trust, announced today that it has retained Lazard Freres & Co. LLC to assist the Company in exploring strategic alternatives to enhance shareholder value.

The Company noted that there can be no assurance that the exploration of strategic alternatives will result in any new course of action. The Company does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until the Board of Directors has approved a course of action.

Jack Cassidy, President and CEO of America First Apartment Investors, Inc. said, “APRO has been pursuing a strategic plan designed to enhance the long term value of the Company’s real estate assets through a selective acquisition and disposition that increases our presence in markets with positive growth potential. The execution of this plan has delivered significant increases in Funds from Operations, dividend growth and share appreciation and we expect to build on that positive momentum in 2007.

“Our Board of Directors and Management are proud of the significant progress we have made to enhance the growth and profitability of the Company. Our Board will continue to evaluate additional opportunities that build upon APRO’s strengths and further enhance shareholder value. As the Board reviews the range of alternatives available, we remain committed to ensuring ongoing dividend and net asset value growth for our shareholders.”

About America First Apartment Investors

America First Apartment Investors, Inc. is an equity real estate investment trust (REIT) focused on the ownership and operation of multifamily apartment properties located throughout the United States. The Company’s real estate portfolio currently includes 32 multifamily properties with 7,236 rental units and one commercial property. The Company is headquartered in Omaha, Nebraska, with offices in White Plains, New York.

Forward Looking Statements

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the Company’s filings with the Securities and Exchange Commission (SEC), including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Additional Information and Where to Find It

The Company has filed a preliminary proxy statement with the SEC in connection with its 2007 annual meeting of shareholders. The Company, its directors and certain of its officers may be deemed, under the SEC’s rules, to be participants in a solicitation of proxies from the Company’s shareholders in connection with the 2007 annual meeting of shareholders. Information regarding those directors and officers and their respective interests is set forth in the preliminary proxy statement.

The preliminary proxy statement and other documents filed by the Company with the SEC are available free of charge at the SEC’s website (www.sec.gov). Investors should read the preliminary proxy statement because it contains important information.

Contacts:	Jack Cassidy	Investor Relations
	President and CEO	800-239-8787
Phone: 914-285-1825

Jeremy Jacobs or Jennifer Friedman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449